                                                        EXHIBIT 9

Sun Life Assurance Company of Canada (U.S.)
Sun Life of Canada (U.S.) Variable Account F
One Sun Life Executive Park
Wellesley Hills, Massachusetts 02181

        Re: Registration Statement on Form N-4,
            File No. 333-37907
            -----------------------------------

Gentlemen and Ladies:

        I have acted as counsel to Sun Life Assurance Company of Canada (U.S.) (the "Company") and Sun Life of Canada (U.S.) Variable Account F (the "Account") in connection with the above-captioned registration statement (the "Registration Statement") with respect to the registration of an indefinite amount of securities in the form of variable annuity contracts (the "Contracts") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. In giving this opinion, I have examined the Registration Statement and have examined such other documents and reviewed such questions of Delaware law as I considered necessary and appropriate. Based on such examination and review it is my opinion that:

       1. The Company is a corporation duly organized and validly existing under the laws of the State of Delaware.

       2. The Account is a duly organized and existing separate account established by the Company pursuant to the provisions of 18 Delaware Code
Section 2932.

       3. The Contracts when issued in the manner described in the Registration Statement will be validly issued and will represent binding obligations of the Company and the Account under Delaware law.

       I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to reference to this opinion under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.

                                         Very truly yours,

                                         /s/ Margaret Sears Mead, Esq.

January 16, 1998